Exhibit 99.1
News Release
For Immediate Release: March 4, 2015
H&R Block Announces Fiscal 2015 Third Quarter Results

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world's largest consumer tax services provider, today released its financial results for the fiscal 2015 third quarter ended January 31, 2015 and U.S tax volume through February 28.

As a result of an earlier opening of the Internal Revenue Service's (IRS) e-file system this tax season, the company reported a $309 million1 increase in revenues, to $509 million for the fiscal third quarter. This resulted in an improvement in its fiscal third quarter seasonal net loss from continuing operations to $0.13 per share.2 A majority of the company's revenues and all of its fiscal 2015 earnings will occur during its fiscal fourth quarter, and thus fiscal third quarter results are not indicative of expected performance for the full year.

The company continued its focus on driving revenue growth through improved monetization and product attach rates and believes it is on pace to achieve these goals in fiscal 2015. As of February 28, 2015, total U.S. tax returns prepared by and through H&R Block declined 4.2% as compared to the prior fiscal year. Changing tax filer timing, Affordable Care Act (ACA) form delays and errors, the carryover impact of eliminating certain promotions last tax season, competitor pricing actions and continued industry-wide fraud issues have resulted in a decline in lower-value returns.

"Despite being disappointed by the decline in early season volume, we are pleased with our monetization, overall return mix, and Tax Plus product attach rates through both our assisted channel and digital do-it-yourself products," said Bill Cobb, H&R Block's president and chief executive officer. "I'm also proud of how our organization has handled the implementation of the Affordable Care Act, which is the most significant change to the tax code in decades. Though it's too early to determine the impact of the ACA on this tax season, we are well positioned to deliver exceptional value to our clients as this plays out over the next several years."

Tax Industry Fraud

As the industry leader, H&R Block remains focused on addressing the growing industry-wide issue of tax fraud.  Tax fraud is not new to the tax preparation industry and recent media coverage of fraud related to do-it-yourself tax software shows how aggressive those perpetrating fraud are becoming.  The problem is growing rapidly, with the IRS estimating the total impact of tax identity fraud at greater than $5 billion in 2013.  Similarly, the U.S. Treasury Department has estimated that improper payments related to the Earned Income Tax Credit (EITC) amount to $16 to $19 billion annually, up from estimates of $13 to $15 billion last year.

1 All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 All per share amounts are based on fully diluted shares.

H&R Block will continue to advocate for change that benefits consumers by strengthening anti-fraud measures.  The company's efforts are having an impact, as evidenced by Congress's direction last year to the U.S. Treasury Department to implement consistent requirements across all tax preparation methods for those applying for the EITC.  H&R Block continues to advocate for a clear implementation plan from the Treasury Department that puts these new standards in place in time for the 2016 tax season.  The company is also continuing to advocate for minimum federal standards for all paid tax preparers.  Without minimum standards, taxpayers will continue to be victimized by individuals who are insufficiently trained or worse, knowingly commit fraud.

"We have led the conversation regarding tax return fraud and the need for reform for years, while our competitors in the tax preparation industry have just recently joined the discussion," said Cobb.   "We urge the Treasury Department to implement Congress's direction in time for tax season 2016. We need all players in the industry - the IRS, Treasury, Congress, professional tax preparers, tax preparation software makers, and taxpayers - to join together to help create solutions.  These issues are taking tens of billions of dollars out of taxpayers' pockets."

Fiscal 2015 Third Quarter Highlights

▪	Total revenues increased $309 million to $509 million primarily due to an earlier opening of the IRS's e-file system

▪	Seasonal net loss from continuing operations improved to $35 million, or $0.13 per share

▪	Non-GAAP adjusted loss per share[3] from continuing operations is $0.13

Fiscal 2015 Third Quarter Results From Continuing Operations

	Actual		Adjusted
(in millions, except EPS)	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2015	Fiscal Year 2014
Revenue	$509	$200	$509	$200
EBITDA	$(38)	$(302)	$(37)	$(301)
Pretax Loss	$(91)	$(348)	$(89)	$(347)
Net Loss	$(35)	$(213)	$(34)	$(212)
Weighted-Avg. Shares - Diluted	275.2	274.1	275.2	274.1
EPS	$(0.13)	$(0.78)	$(0.13)	$(0.78)

Business Segment Financial Results and Highlights

Tax Services

▪
Revenues increased 159.3% to $503 million, driven mainly by the earlier opening of the IRS's e-file system. In fiscal 2014, the IRS opened e-file on January 30, which resulted in a significant shift of revenue from the fiscal third quarter to the fiscal fourth quarter of that year.

▪	Total operating expenses increased 12.3% to $571 million, driven by the variable costs associated with tax return preparation and increased training costs.

3 The company reports adjusted financial performance, which it believes is a better indication of the company's recurring operations. The company also reports EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP financial measure, which the company finds relevant when measuring its performance. See “About Non-GAAP Financial Information” below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

▪	Adjusted non-GAAP pretax loss decreased 77.1% to $74 million, primarily due to the timing shift in revenues mentioned above.

Corporate

▪	Pretax loss decreased by $10 million to $15 million, primarily as a result of lower interest expense due to the repayment of a $400 million note in October 2014 and reduced legal and consulting fees.

Discontinued Operations

▪
Sand Canyon Corporation (SCC), a separate legal entity from H&R Block, Inc., continued to engage in constructive settlement discussions with counterparties that have made and are expected to assert a significant majority of previously denied and possible future representation and warranty claims.

▪
During the third quarter, SCC entered into a settlement agreement to resolve certain of these claims.  The settlement amount was fully covered by prior accruals and was paid in the fiscal third quarter.

▪	SCC's accrual for contingent losses related to representation and warranty claims was $144 million at January 31.

Dividends
As just announced, a quarterly cash dividend of 20 cents per share is payable on April 1, 2015 to shareholders of record as of March 16, 2015. The April 1 dividend payment will be H&R Block's 210th consecutive quarterly dividend since the company went public in 1962.

Fiscal Third Quarter Conference Call
In conjunction with the fiscal third quarter results, the company will host a conference call at 4:30 p.m. Eastern time on March 4, 2015 for analysts, institutional investors, and shareholders to discuss the fiscal 2015 third quarter results, future outlook and a general business update. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (866) 872-0323 or International (443) 842-7595
Conference ID: 72336180

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 6:30 p.m. Eastern time on March 4, 2015, and continuing until April 4, 2015, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 72336180. The webcast will be available for replay March 5, 2015 at http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world's largest consumer tax services provider. More than 650 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2014, H&R Block had annual revenues over $3.0 billion with 24.2 million tax returns prepared worldwide. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control and which are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 in the section entitled "Risk Factors," as well as additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com
TABLES FOLLOW

KEY OPERATING RESULTS	(unaudited, in 000s - except per share data)
	Three months ended January 31,
	Revenues		Income (loss)
	2015	2014	2015	2014

Tax Services	$503,008	$193,996	$(75,428)	$(322,099)
Corporate and Eliminations	6,066	5,774	(15,437)	(25,726)
	$509,074	$199,770	(90,865)	(347,825)
Income tax benefit			(55,554)	(135,074)
Net loss from continuing operations			(35,311)	(212,751)
Net loss from discontinued operations			(1,637)	(1,960)
Net loss			$(36,948)	$(214,711)

Basic and diluted loss per share:
Continuing operations			$(0.13)	$(0.78)
Discontinued operations			—	—
Consolidated			$(0.13)	$(0.78)

Basic and diluted shares			275,190	274,110

	Nine months ended January 31,
	Revenues		Income (loss)
	2015	2014	2015	2014

Tax Services	$760,771	$443,727	$(402,630)	$(625,807)
Corporate and Eliminations	16,517	17,578	(64,624)	(85,874)
	$777,288	$461,305	(467,254)	(711,681)
Income tax benefit			(209,865)	(282,645)
Net loss from continuing operations			(257,389)	(429,036)
Net loss from discontinued operations			(7,789)	(5,805)
Net loss			$(265,178)	$(434,841)

Basic and diluted loss per share:
Continuing operations			$(0.94)	$(1.57)
Discontinued operations			(0.03)	(0.02)
Consolidated			$(0.97)	$(1.59)

Basic and diluted shares			274,957	273,699

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	January 31, 2015	January 31, 2014	April 30, 2014

ASSETS
Cash and cash equivalents	$1,321,134	$437,404	$2,185,307
Cash and cash equivalents — restricted	51,085	44,855	115,319
Receivables, net	777,453	677,221	191,618
Prepaid expenses and other current assets	260,802	345,231	198,267
Investments in available-for-sale securities	367,845	—	423,495
Total current assets	2,778,319	1,504,711	3,114,006
Mortgage loans held for investment, net	245,663	282,149	268,428
Investments in available-for-sale securities	7,883	443,770	4,329
Property and equipment, net	308,805	314,565	304,911
Intangible assets, net	443,329	318,719	355,622
Goodwill	442,961	437,386	436,117
Other assets	151,981	213,987	210,116
Total assets	$4,378,941	$3,515,287	$4,693,529
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Commercial paper borrowings	$591,486	$194,984	$—
Customer banking deposits	1,286,216	806,887	769,785
Accounts payable, accrued expenses and other current liabilities	472,490	520,121	569,007
Accrued salaries, wages and payroll taxes	118,512	108,583	167,032
Accrued income taxes	1,619	23,375	406,655
Current portion of long-term debt	781	400,570	400,637
Total current liabilities	2,471,104	2,054,520	2,313,116
Long-term debt	505,460	505,959	505,837
Other noncurrent liabilities	255,992	268,049	318,027
Total liabilities	3,232,556	2,828,528	3,136,980
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	3,166	3,166	3,166
Convertible preferred stock, no par, stated value $0.01 per share	—	—	—
Additional paid-in capital	778,845	762,102	766,654
Accumulated other comprehensive income (loss)	(1,263)	(4,776)	5,177
Retained earnings	1,158,376	734,233	1,589,297
Less treasury shares, at cost	(792,739)	(807,966)	(807,745)
Total stockholders’ equity	1,146,385	686,759	1,556,549
Total liabilities and stockholders’ equity	$4,378,941	$3,515,287	$4,693,529

CONSOLIDATED STATEMENTS OF OPERATIONS			(unaudited, in 000s - except per share amounts)
	Three months ended January 31,		Nine months ended January 31,
	2015	2014	2015	2014

REVENUES:
Service revenues	$406,441	$138,613	$637,356	$358,845
Royalty, product and other revenues	63,335	23,788	81,905	43,268
Interest income	39,298	37,369	58,027	59,192
	509,074	199,770	777,288	461,305
OPERATING EXPENSES:
Cost of revenues:
Compensation and benefits	186,656	160,830	307,892	267,668
Occupancy and equipment	92,303	88,387	263,235	249,481
Provision for bad debt and loan losses	39,283	31,420	44,032	45,760
Depreciation and amortization	29,181	25,267	82,695	65,982
Other	47,255	43,761	116,247	124,087
	394,678	349,665	814,101	752,978
Selling, general and administrative:
Marketing and advertising	87,569	77,943	108,227	98,667
Compensation and benefits	60,380	60,211	175,697	168,076
Depreciation and amortization	14,110	6,544	33,211	15,371
Other selling, general and administrative	27,488	29,750	66,991	83,123
	189,547	174,448	384,126	365,237
Total operating expenses	584,225	524,113	1,198,227	1,118,215
Other expense, net	6,666	9,610	9,629	13,295
Interest expense on borrowings (1)	9,048	13,872	36,686	41,476
Loss from continuing operations before income tax benefit	(90,865)	(347,825)	(467,254)	(711,681)
Income tax benefit	(55,554)	(135,074)	(209,865)	(282,645)
Net loss from continuing operations	(35,311)	(212,751)	(257,389)	(429,036)
Net loss from discontinued operations	(1,637)	(1,960)	(7,789)	(5,805)
NET LOSS	$(36,948)	$(214,711)	$(265,178)	$(434,841)

BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(0.13)	$(0.78)	$(0.94)	$(1.57)
Discontinued operations	—	—	(0.03)	(0.02)
Consolidated	$(0.13)	$(0.78)	$(0.97)	$(1.59)

(1)	The presentation of interest expense from borrowings has been restated to correct errors in presentation, whereby we reclassified such interest expense from cost of revenues to a separate caption.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended January 31,	2015	2014

NET CASH USED IN OPERATING ACTIVITIES	$(1,247,200)	$(1,120,322)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	(100)	(45,158)
Maturities of and payments received on available-for-sale securities	68,013	72,502
Principal payments on mortgage loans held for investment, net	18,098	35,320
Capital expenditures	(98,876)	(125,654)
Payments made for business acquisitions, net of cash acquired	(112,163)	(37,865)
Proceeds received on notes receivable	—	64,865
Franchise loans:
Loans funded	(48,013)	(62,039)
Payments received	34,164	17,893
Other, net	6,179	12,227
Net cash used in investing activities	(132,698)	(67,909)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of commercial paper	(457,576)	(80,930)
Proceeds from issuance of commercial paper	1,049,062	275,914
Repayments of long-term debt	(400,000)	—
Customer banking deposits, net	515,015	(124,947)
Dividends paid	(164,905)	(164,134)
Proceeds from exercise of stock options	16,026	28,083
Other, net	(26,348)	(35,919)
Net cash provided by (used in) financing activities	531,274	(101,933)

Effects of exchange rate changes on cash	(15,549)	(20,016)

Net decrease in cash and cash equivalents	(864,173)	(1,310,180)
Cash and cash equivalents at beginning of the period	2,185,307	1,747,584
Cash and cash equivalents at end of the period	$1,321,134	$437,404

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$201,374	$87,672
Interest paid on borrowings	43,561	43,297
Interest paid on deposits	523	1,696
Transfers of foreclosed loans to other assets	3,240	6,389
Accrued additions to property and equipment	1,986	4,113
Conversion of investment in preferred stock to available-for-sale common stock	5,000	—
Transfer of mortgage loans held for investment to held for sale	—	7,608

TAX SERVICES – FINANCIAL RESULTS			(unaudited, amounts in 000s)
	Three months ended January 31,		Nine months ended January 31,
	2015	2014	2015	2014
Tax preparation fees:
U.S. assisted	$283,692	$72,108	$341,107	$123,145
International	10,021	9,253	94,308	82,915
U.S. digital	36,720	17,339	42,545	23,211
	330,433	98,700	477,960	229,271
Royalties	52,284	15,061	68,508	31,150
Revenues from Refund Transfers	50,899	15,542	56,472	21,282
Revenues from Emerald Card®	13,910	12,689	39,479	37,299
Revenues from Peace of Mind® guarantees	13,492	12,684	54,308	59,661
Interest and fee income on Emerald Advance	30,288	27,656	31,439	28,602
Other	11,702	11,664	32,605	36,462
Total revenues	503,008	193,996	760,771	443,727
Compensation and benefits:
Field wages	161,921	136,885	264,822	226,320
Other wages	41,157	41,629	117,598	112,029
Benefits and other compensation	35,625	34,696	74,349	72,811
	238,703	213,210	456,769	411,160
Occupancy and equipment	92,700	88,148	260,016	250,332
Marketing and advertising	87,569	77,852	106,477	97,435
Depreciation and amortization	43,287	31,808	115,896	81,242
Bad debt	38,928	31,420	42,942	38,535
Supplies	6,963	7,387	17,534	14,355
Other	63,012	58,982	152,204	160,505
Total operating expenses	571,162	508,807	1,151,838	1,053,564
Other expense, net	6,751	6,756	9,986	14,366
Interest expense on borrowings	523	532	1,577	1,604
Pretax loss	$(75,428)	$(322,099)	$(402,630)	$(625,807)

U.S. TAX OPERATING DATA						(in 000s)
	Nine months ended			Ten months ended
	January 31,			February 28,
	2015	2014	% Change	2015	2014	% Change
Tax Returns Prepared: (1,2)
H&R Block Company-Owned Operations	1,532	1,595	(3.9)%	4,464	4,926	(9.4)%
H&R Block Franchise Operations	947	958	(1.1)%	2,679	2,894	(7.4)%
Total H&R Block Assisted	2,479	2,553	(2.9)%	7,143	7,820	(8.7)%

H&R Block Desktop	180	137	31.4%	875	833	5.0%
H&R Block Online	1,027	654	57.0%	2,876	2,683	7.2%
Total H&R Block Tax Software	1,207	791	52.6%	3,751	3,516	6.7%

H&R Block Free File Alliance	129	64	101.6%	383	436	(12.2)%
Total H&R Block U.S. Returns	3,815	3,408	11.9%	11,277	11,772	(4.2)%

(1)	Prior year numbers have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during either year.

(2)
Assisted returns for at January 31, 2014 include 1.8 million returns which were completed as of that date but not yet electronically filed.  Revenue for these returns was recognized in the fourth quarter of fiscal year 2014.

NON-GAAP FINANCIAL MEASURES
	Three months ended January 31, 2015
	EBITDA	Pretax loss	Net loss	EPS

As reported - from continuing operations	$(38,302)	$(90,865)	$(35,311)	$(0.13)

Adjustments:
Loss contingencies - litigation	337	337	207	—
Professional fees related to HRB Bank transaction	6	6	3	—
Loss on sales of tax offices/businesses	1,451	1,451	901	—
	1,794	1,794	1,111	—

As adjusted - from continuing operations	$(36,508)	$(89,071)	$(34,200)	$(0.13)

	Three months ended January 31, 2014
	EBITDA	Pretax loss	Net loss	EPS

As reported - from continuing operations	$(301,571)	$(347,825)	$(212,751)	$(0.78)

Adjustments:
Loss contingencies - litigation	346	346	207	—
Severance	1,092	1,092	648	—
Professional fees related to HRB Bank transaction	171	171	95	—
Gain on sales of tax offices/businesses	(616)	(616)	(372)	—
	993	993	578	—

As adjusted - from continuing operations	$(300,578)	$(346,832)	$(212,173)	$(0.78)

	Nine months ended January 31, 2015
	EBITDA	Pretax loss	Net loss	EPS

As reported - from continuing operations	$(314,153)	$(467,254)	$(257,389)	$(0.94)

Adjustments:
Loss contingencies - litigation	609	609	376	—
Severance	1,051	1,051	654	—
Professional fees related to HRB Bank transaction	120	120	74	—
Gain on sales of AFS securities	(24)	(24)	(15)	—
Loss on sales of tax offices/businesses	552	552	342	—
	2,308	2,308	1,431	—

As adjusted - from continuing operations	$(311,845)	$(464,946)	$(255,958)	$(0.94)

NON-GAAP FINANCIAL MEASURES
	Nine months ended January 31, 2014
	EBITDA	Pretax loss	Net loss	EPS

As reported - from continuing operations	$(587,125)	$(711,681)	$(429,036)	$(1.57)

Adjustments:
Loss contingencies - litigation	1,069	1,069	650	—
Severance	4,025	4,025	2,447	0.01
Professional fees related to HRB Bank transaction	1,978	1,978	1,203	—
Gain on sales of tax offices/businesses	(1,215)	(1,215)	(739)	—
	5,857	5,857	3,561	0.01

As adjusted - from continuing operations	$(581,268)	$(705,824)	$(425,475)	$(1.56)

	Three months ended January 31,		Nine months ended January 31,
EBITDA	2015	2014	2015	2014

Net loss - as reported	$(36,948)	$(214,711)	$(265,178)	$(434,841)

Add back :
Discontinued operations	1,637	1,960	7,789	5,805
Income taxes	(55,554)	(135,074)	(209,865)	(282,645)
Interest expense	9,272	14,443	37,195	43,203
Depreciation and amortization	43,291	31,811	115,906	81,353
	(1,354)	(86,860)	(48,975)	(152,284)

EBITDA from continuing operations	$(38,302)	$(301,571)	$(314,153)	$(587,125)

	Three months ended January 31,		Nine months ended January 31,
Supplemental Information	2015	2014	2015	2014

Stock-based compensation expense:
Pretax	$6,090	$4,715	$20,689	$15,477
After-tax	3,678	2,809	12,763	9,410
Amortization of intangible assets:
Pretax	$16,743	$8,757	$41,206	$21,351
After-tax	10,197	5,256	25,420	12,981

NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider non-GAAP financial measures to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.
The following are descriptions of adjustments we make for our non-GAAP financial measures:

▪	We exclude losses from settlements and estimated contingent losses from litigation and favorable reserve adjustments. This does not include legal defense costs.

▪	We exclude non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

▪	We exclude severance and other restructuring charges in connection with the termination of personnel, closure of offices and related costs.

▪	We exclude the gains and losses on business dispositions, including investment banking, legal and accounting fees from both business dispositions and acquisitions.

▪	We exclude the gains and losses on extinguishment of debt.
We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA, adjusted EBITDA and adjusted pretax income of continuing operations. Adjusted EBITDA and adjusted pretax income eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance. We also use EBITDA and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.